CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectuses and Statement of Additional Information in Post-Effective Amendment No. 60 to the Registration Statement on Form N-1A of Fidelity Advisor Series VIII: Fidelity Advisor Korea Fund (formerly Fidelity Advisor Korea Fund, Inc.), of our report dated November 9, 1999 on the financial statements and financial highlights included in the September 30, 1999 Annual Report to Shareholders of Fidelity Advisor Korea Fund, Inc.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.

 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Boston, Massachusetts
June 14, 2000